EXHIBIT 99.1

S&W Seed Company Extends 800 Acre
Lease in Kern County

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - February 25, 2013 - S&W Seed Company (Nasdaq: SANW) today announced the extension of its 800 acre farmland lease in Kern County, located in California's San Joaquin Valley. The lease agreement was originally signed in July 2011, and the amendment extends the length of the lease from 2014 to 2024.

Mark Grewal, president and chief executive officer of S&W Seed, commented, "I am very pleased that we came to a long-term agreement on this farmland lease. The extension ensures a significant production base for our alfalfa seed varieties for years to come. The ability to consistently farm the same land over time with normal crop rotation should have the effect of maximizing yields and enhancing gross margins."

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The property is located in the southern Central Valley of California, approximately 65 miles from S&W's certified seed cleaning and processing facility in Five Points. The acreage has a robust water supply, providing for reliable and consistent irrigation of crops. Over the last year and a half, S&W Seed's farming team has utilized a portion of the land for its proprietary alfalfa seed production.

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California-based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the Securities and Exchange Commission.